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                                                                   Exhibit 10.17

                         EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is executed and effective as of the 1st day of May, 1999, by and between KENNETH SEARL an individual ("Employee"), and WAREFORCE INCORPORATED a California corporation ("Wareforce"), with reference to the following facts:

Employee is an individual possessing unique management and executive talents of value to Wareforce, and Wareforce's parent company, Wareforce.com, Inc. ("Wareforce.com") (collectively the "Companies").

The Companies desire to employ Employee as a Vice President of Wareforce, and as a Vice President of Wareforce.com, Inc. ("Wareforce.com") and Employee desires to accept such employment, all on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

In consideration of the foregoing recitals and of the covenants and agreements herein, the parties agree as follows:

1. The Companies hereby engage Employee to perform the duties and render the services set forth in Sections 2 for a period commencing on May 1, 1999 (the "Start Date") and ending on the third anniversary of such date, (the "Employment Period") and Employee hereby accepts said employment and agrees to perform such services during the Employment Period. Unless this Agreement is terminated pursuant to Section 4 or unless either party gives the other written notice to the contrary at least one (1) month prior to an expiration date, this Agreement, together with any changes which have occurred during the employment period then expiring, shall automatically renew at the end of an Employment Period for an additional one (1) year employment period.

     2.1. For purposes of determining seniority, benefit eligibility and the like, Employee's original date of hire with Kennsco, Inc. shall be used.

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2.   DUTIES

     2.1. VICE PRESIDENT OF WAREFORCE.COM AND VICE PRESIDENT OF WAREFORCE'S KENNSCO SERVICES DIVISION: Performing work of major importance to the Companies, with the primary focus being the profitable management and profitable growth of the Companies as a whole. During the Employment Period, Employee shall devote his full business time and attention to performing his duties as Vice President of Wareforce.com and Vice President of Wareforce's Kennsco Service Division (the Division). As such, Employee shall manage the operations of the Division in a manner consistent with Employee's management of Kennsco Inc. prior to the closing of the Asset Purchase Agreement dated February 4, 1999 by and between Wareforce and Kennsco, Inc. (the "Purchase Agreement). In such capacity his responsibilities shall include 1) manage the overall direction coordination, and evaluation of the non-internal (i.e., the Companies' internal MIS Department and Electronic Commerce Departments) technical services areas of the Division; 2) assist the CEO in formulating and administering Companies policies relating to the sale and provision of technical services to customers for the Companies; 3) review and analyze the activities and operations of the Division to define and to track its progress toward achieving its goals and objectives in his related functional areas; 4) carry out supervisory responsibilities in accordance with the Companies policies, and applicable laws; 5) interview, hire and train managers and staff in his functional areas; 6) plan, assign and direct the work of managers and staff, appraise their performance, and reward and discipline them, and address their complaints in his functional areas;
          7) submit all required documentation in a timely and accurate manner. The above description of duties is non-exhaustive. In all manner until directed otherwise by the Companies' respective Boards of Directors, Employee understands and agrees that his primary responsibility, irregardless of anything

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          contained herein to the contrary, shall be the successful operation of the Division specifically. Employee shall work out of the Division's Plymouth, Minnesota location and shall report to Wareforce's Chief Executive Officer or such executive officer of any of the Companies as may be directed by the Boards of Directors of the Companies. Employee recognizes that the Boards of Directors of any of the Companies may be required under their fiduciary duties and to their stockholders to eliminate such position or to appoint a different person as such officer of any of the Companies. The parties agree however, that any such elimination or replacement of Employee by any of the Companies, other than pursuant to Section 4.2.1 or 4.3.2. hereof, shall constitute a termination of Employee's employment hereunder by any of the Companies, as the case may be, without cause. However, Employee understands and agrees that the Division may in the future, and in consultation with Employee, merge or otherwise integrate all of the relevant technical services of the Wareforce.com group of companies under one entity and such merger or integration may require the elimination of Wareforce or the Division in favor a successor entity. However, Employee understands and agrees that such a merger or integration shall be for the purposes of simplifying Wareforce.com's technical services offerings and is not for the purpose of eliminating or otherwise changing the Employee's functional duties or responsibilities and shall not be considered a termination of Employee's employment hereunder.

     2.2. CHANGE OF CONTROL. If any of the Companies or a significant portion thereof is sold or merged or undergoes a change of control transaction (as defined in the Wareforce.com Stock Option Agreement, this Agreement shall survive consummation of such transaction and shall continue in effect for the remainder of the Employment Period, but Employee shall serve as an officer of the entity which succeeds to the business or a substantial portion of the business of any of the Companies, and is

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          such case shall bear a suitable title and perform the duties and functions of such office of such publicly traded or privately held successor, consistent with those customarily performed by an officer of such a unit, division or entity comparable to the then business of the Companies, unit, division or entity. Employee may be required to accept greater or lesser responsibility by any successor, and agrees to fully cooperate and assist in any resulting transition for up to the remainder of the Employment Period; and any adjustments required of Employee to complete the transition to any successor, unit, division or entity, shall not violate this Agreement so long as "good reason" does not arise under Sections 4.6.2(ii), (iii) or (v). This Agreement shall apply to the automatic modification in duties resulting from such transaction as set forth above, however, notwithstanding the foregoing, Employee may exercise any "good reason" rights he may have under Section 4.6.2(iv).

     2.3. CONFLICT OF INTEREST. Employee agrees that during the term of employment Employee will not, directly or indirectly, compete with the Companies in any way, or usurp an opportunity of the Companies in any way, nor will employee act as an officer, director, employee, consultant, shareholder, lender or agent of any entity which is engaged in any business in which the Companies are now engaged or in which the Companies become engaged during the term of employment. The Companies are now engaged in the business of reselling computer hardware, software and peripherals, primarily to corporate and governmental accounts, and in the business of selling computer systems consulting, help and maintenance services, also primarily to corporate, education and governmental accounts. The Companies are not now engaged in the business of manufacturing computers or their primary components, nor is it now in the business of reselling computers to non-end users. The Companies may become engaged in the business of final assembly of computers and may become engaged in the business of catalog, mail-order or Internet sales of computer

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          hardware, software and peripherals. Employee also agrees that during the term of employment, Employee will not, directly or indirectly, whether on his own behalf or on behalf of another, offer employment or a consulting assignment to any of the Companies employee, nor will Employee, nor Employee's employer, directly or indirectly, whether on his own behalf or on behalf of another, actually employ or grant a consulting assignment to any of the Companies' employees. Employee also agrees that during the term of employment Employee will not, directly or indirectly, whether on his own behalf or on behalf of another, contact or solicit any of Companies' clients to do business with any entity other than the Companies.

     2.4. During the term of employment with the Companies, Employee may have access to and become acquainted with information of a confidential, proprietary or secret nature which is or may be either applicable or related to present or future business of the Companies, its research and development, or the business of its customers. For example, trade secret information includes, but is not limited to devices, secret inventions, processes and compilations of information, records, specifications and information concerning customers or vendors. Employees shall not disclose any of the above-mentioned trade secrets, directly or indirectly or use them in any way, either during the term of this agreement of at any time thereafter, except as required in the course of employment with the Companies.

     2.5. Employee agrees that all customers of the Companies, for which the Employee has or will provide services during the Employee's employment by the Companies, and all prospective customers from whom the Employee has solicited business while in the employ of the Companies, shall be solely the customers of the Companies.

     2.6. Employee agrees that, for a period of twelve (12) months immediately following the termination of employment with

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          the Companies, Employee shall neither directly nor indirectly solicit business as to products or services competitive with those of the Companies, from any of the Companies' customers with whom the Employee had contact within twelve (12) months prior to the Employee's termination.

     2.7. Employee further agrees that for a period of twelve (12) months after termination of employment, Employee will not directly or indirectly induce or solicit any of Companies' employees to leave their employment.

3. COMPENSATION. As compensation for his services to be performed hereunder, Wareforce shall provide Employee with the following compensation and benefits:

     3.1 BASE SALARY. Employee's base salary shall be $225,000.00 per year, payable in accordance with Wareforce's payroll practices as in effect from time to time, and subject to such withholding as is required by law.

     3.2 BONUS. Employee shall receive an annual bonus should the Division achieve at least 90% of the goals set by the Company's Board of Directors for the Employee for the year. Goals and bonus amount shall developed by the Board of Directors within ninety (90) days from the Start Date. If any bonus is declared or paid, it shall be subject to such withholding as is required by law.

     3.3 Additionally, if the Division generates Earnings Before Interest, Taxes, Depreciation and Amortization in the twelve (12) month period commencing March 1, 1999 of at least Six Hundred Thirty Thousand ($630,000) dollars, Wareforce shall pay to the Employee a bonus of Two Hundred Ten Thousand ($210,000) dollars, payable in twelve (12) equal monthly installments beginning thirty (30) days following the end of such annual period. Such bonus shall be calculated by the Wareforce's accountant in accordance with generally accepted accounting principles consistently applied, but without any charge being made to the Division by Wareforce, its parent or

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          any affiliate for administrative or overhead charges. Such bonus, if any, shall be subject to such withholding as is required by law.

     3.4  LEASE COMMISSION.

          3.4.1 For three (3) years subsequent to the date of execution of the Purchase Agreement, to be paid quarterly, an amount equal to Fifty Percent (50%) of the gross margin after deducting commissions and direct administrative costs, for lease transactions recorded by the Division on new and/or renewal schedules from customer leases of Kennsco as of the date of execution of the Purchase Agreement. 3.4.2 Employee specially agrees that there are no other lease commissions owing to him at the time of the execution of this Agreement.

     3.3. BENEFITS.

          3.3.1. VACATION. Employee shall be entitled to vacation time as been accrued each pay period since his date of first hire, less any vacation taken in such amounts and under such conditions as normally afforded to the Companies' executives. In the event Employee does not use such vacation, he shall receive, upon termination of the Employment Period, vacation pay for all unused vacation calculated as having accrued at the applicable base salary for each relevant period of his employment. However, Employee shall endeavor to take vacation time in the year in which it is allocated to him.

          3.3.2. BUSINESS EXPENSES. Wareforce shall reimburse Employee for reasonable business expenses incurred by Employee in the course of performing services for the Companies and in compliance with procedures established from time to time by the Companies. This reimbursement shall occur on a monthly basis, and is subject to Employee providing original

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                 documentation in support of all business expenses reimbursement sought.

          3.3.3. STOCK OPTIONS. The Companies shall grant Employee incentive stock options on the same terms as granted to its senior executives (excluding the Companies' Chief Executive Officer). The issuance of options is subject to approval by the Companies Boards of Directors Compensation Committees.

          3.3.4. OTHER BENEFITS. Wareforce shall provide Employee with employment benefits as 401(k) participation, medical insurance and disability insurance, on the terms and to the extent generally provided by the Companies to its executive employees.

     3.4 OTHER PERSONS. The parties understand that other officers and employees may be afforded payments and benefits and employment agreements which differ from those of Employee in this agreement; but Employee's compensation and benefits shall be governed solely by the terms of this Agreement, which shall supersede all prior understandings or agreements between the parties concerning terms and benefits of employment of Employee with the Companies. Other officers or employees shall not become entitled to any benefits under this Agreement.

4.   TERMINATION.

     4.1. TERMINATION BY REASON OF PERMANENT DISABILITY. The Employment Period shall terminate upon the permanent disability (as defined in Section
          4.6.3 below) of Employee.

     4.2. TERMINATION BY COMPANIES

          4.2.1. The Companies may terminate the Employment Period for "cause" by seven (7) days advance written notice to Employee. However, no such advance written notice shall be given if the Companies

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                 determine that the Companies or a person would suffer
                 irreparable harm should the Employee be given notice.

          4.2.2. The Companies, after the first twelve (12) months of the Employment Period, may terminate the Employment Period for any other reason, with cause other than those described in Section
                 4.6.1 or without cause, by thirty (30) days advance written notice.

     4.3  TERMINATION BY EMPLOYEE

          4.3.1. Employee may terminate the Employment Period for "good reason" (as defined in section 4.6.2 below) at any time by written notice to the company.

          4.3.2. Employee may terminate the Employment Period for any other reason by thirty (30) days advance written notice to the Companies.

     4.4  SEVERANCE PAY

          4.4.1 In the event the Employment Period is terminated by the Companies for any reason other than pursuant to Section 4.2.1 or Section 4.3.2 hereof or if the Employment Period is terminated because of a permanent disability of Employee pursuant to Section 4.1, upon the effectiveness of any such termination, the Companies shall be obligated to pay to the employee (or his executors, administrators or assigns, as the case may be) all unpaid salary, benefits and bonuses (if any) accrued through the date of effectiveness of such termination and, in addition, a cash severance payment equal to twelve (12) month's total base salary at the rates set forth herein, and such other benefits as may be required by law.

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          4.4.2  In the event the Employment period is terminated by the
                 Companies pursuant to Section 4.2.1 hereof, or the Employment Period is terminated by Employee pursuant to Section 4.3.2 hereof, the Companies shall have no obligation to pay any severance pay to Employee. The Companies shall, however, be obligated to pay to Employee (or executors, administrators or assigns, as the case may be) all unpaid salary, benefits and bonuses (if any) accrued through the date of termination and shall provide such other benefits as may be required by law.

     4.5 TERMINATION BENEFITS. In the event of termination of the employment Period pursuant to Section 4.2 or 4.3.1, the Companies shall provide Employee, Employee's spouse or domestic partner and children, if any, with such normal medical insurance, on the terms and to the extent generally provided by the Companies to its executive employees on the level comparable to Employee, for a period of three (3) months from the date of the termination of the Employment Period.

     4.6  CERTAIN DEFINITIONS. For purposes of this Agreement:

          4.6.1. The term "cause" shall mean those acts identified in Section 2924 of the California Labor Code, as that section exists on October 1, 1997, to wit, any willful breach of duty by the Employee in the course of his employment, or in case of his habitual neglect of his duty or continued incapacity to perform it.

          4.6.2. The term "good reason" shall mean the occurrence of one or more of the following events without Employee's express written consent (I) removal of Employee from the position and responsibilities as set forth under Section 2 above; (ii) a material

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                 reduction by the company in the kind or level of employee
                 benefits to which Employee is entitled immediately prior to such reduction with the result that Employee's overall benefit package is significantly reduced; (iii) the relocation of Employee to a facility or a location outside of Minneapolis, Minnesota; (iv) a change in the control of any of the Companies, or (v) any material breach by the Companies of any material provision of this Agreement which continues uncured for thirty (30) days following written notice thereof.

          4.6.3. The term "permanent disability" shall mean Employee's incapacity due to physical or mental illness, which results in Employee being absent from the performance of his duties with the Companies on a full-time basis for a period of six (6) consecutive months. The existence or cessation of a physical or mental illness which renders Employees absent from the performance of his duties on a full-time basis shall, if disputed by the Companies or Employee, be conclusively determined by written opinions rendered by two qualified physicians, one selected by Employee and one selected by the Company. During the period of absence, but not beyond the expiration of the Employment Period, Employee shall be deemed to be on disability leave of absence, with his compensation paid in full. During the period of such disability leave of absence, the Board of Directors may designate an interim officer with the same title and responsibilities of Employee on such terms, as it deems proper.

     4.7. EMPLOYEE BENEFIT PLANS

          Any employee benefit plans in which employee may participate pursuant to the terms of this Agreement shall be governed solely by the terms of the underlying plan

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          documents and by applicable law, and nothing in this Agreement shall impair the Companies' right to amend, modify, replace, and terminate any and all such plans in its sole discretion as provided by law. This Agreement is for the sole benefit of Employee and the Companies, and is not intended to create an employee benefit plan or to modify the terms of any of the Companies' existing plans.

     5.   MISCELLANEOUS

          5.1 ARBITRATION/GOVERNING LAW. To the fullest extent permitted bylaw, any dispute, or claim or controversy of any kind (including but not limited to tort, contract, and statue) arising under, in connection with, or relating to this Agreement or Employee's employment, shall be resolved exclusively by binding arbitration in Minneapolis, Minnesota in accordance with the commercial rules of the American Arbitration Association then in effect. The Companies and Employees agree to waive any objection to personal jurisdiction or venue in any forum located in Minneapolis, Minnesota. No claim, lawsuit or action of any kind may be filed by either party to this Agreement except to compel arbitration or to enforce an arbitration award; arbitration is the exclusive dispute resolution mechanism between the parties hereto. Judgment may be entered on the arbitrator's award in any court having Jurisdiction. The validity, interpretation, effect and enforcement of this Agreement shall be governed by the laws of the State of California.

          5.2 ASSIGNMENT. This agreement shall inure to the benefit of and shall be binding upon the successors and assigns shall specifically assume this Agreement. Since this agreement is based upon the unique abilities of, and the Companies' personal confidence in Employee, Employee shall have no right to assign this Agreement or any of his rights hereunder without the prior written consent of the Companies.

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          5.3    SEVERABILITY. If any provision of this Agreement shall be found invalid, such findings shall not effect the validity of the other provisions hereof and the invalid provisions shall be deemed to have been severed herefrom.

          5.4 WAIVER OF BREACH. The waiver by any party of the breach of any provision of this Agreement by the other party or the failure of any party to exercise any right granted to it hereunder shall not operate or be construed as the waiver of any subsequent breach by such other party nor the waiver of the right to exercise any such right.

          5.5 ENTIRE AGREEMENT. This instrument, together with the plans referred to in Section 5, contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the parties.

          5.6 NOTICES. Any notice required or permitted to be given hereunder shall be in writing and may be personally served or sent by United States mail, and shall be deemed to have been given when personally served or two days after having been deposited in the United States mail, registered or certified mail, return receipt requested, with first-class postage prepaid and properly addressed as follows. For the purpose hereof, the addresses of the parties hereto (until notice of a change thereof is given as provided in this Section 5.6) shall be as follows:

              If to Employee:
              Kenneth Searl
              (omitted)
              Wayzata, MN 55391

              If to the Companies:
              Wareforce.com, Inc.

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              2361 Rosecrans Avenue, Suite 155
              El  Segundo, California 90245
              Attention: General Counsel

     5.7. HEADINGS. The paragraph and subparagraph headings herein are for the convenience only and shall not affect the construction hereof.

     5.8. FURTHER ASSURANCES. Each of the parties hereto shall, from time to time, and without charge to the other parties, take such additional actions and execute, deliver and file such additional instruments as may be reasonably required to give effect to the transactions contemplated hereby.

     5.9. ATTORNEYS' FEES. In the event any party hereto commences arbitration or legal action in connection with this Agreement, the prevailing party shall be entitled to its attorneys' fees, costs and expenses reasonably incurred in such action, and the amount thereof shall be included in any judgment or award granted under Section 5.1.

     5.10. COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all, which together shall constitute one and the same instrument.

     5.11. SEPARATE COUNSEL. The Companies have been represented by counsel in the negotiation and execution of this Agreement and has relied on such counsel with respect to any matter relating hereto. The Employee has been invited to have his own counsel review and negotiate this Agreement and Employee has either obtained has either obtained his own counsel or has elected not to obtain counsel.

     5.12. INDEMNIFICATION. The Companies shall provide to the Employee insurance coverage under their Director and Officer's Insurance and General Liability, and Employment Practices policies to the same extent as it provides to

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       all other similar employees of the Employee's title and position.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.


"EMPLOYEE"                                           WAREFORCE INCORPORATED
                                                     a California corporation

/s/Kenneth Searl                            By: /s/Dan Ricketts
----------------                                ---------------
Kenneth Searl                               Title: General Counsel
                                                   ---------------

WAREFORCE.COM, INC.
a Nevada corporation

By: Dan Ricketts
    ------------

Title: General Counsel
       ---------------